Exhibit 10.1
RESTRICTED STOCK UNIT AWARD

under the

EASTERN BANKSHARES, INC.
2021 EQUITY INCENTIVE PLAN

This restricted stock unit agreement (“Restricted Stock Unit Award” or “Agreement”) is and will be subject in every respect to the provisions of the 2021 Equity Incentive Plan (the “Plan”) of Eastern Bankshares, Inc. (the “Company”) which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement. The Awards issued hereunder shall be referred to as “Restricted Stock Units.” A copy of the Plan and related prospectus have been provided or made available to each person granted a Restricted Stock Unit Award pursuant to the Plan. The holder of this Restricted Stock Unit Award (the “Participant”) hereby accepts this Restricted Stock Unit Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the committee appointed to administer the Plan (“Committee”) or the Board of Directors (the “Board”) will be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns. The Restricted Stock Units shall vest and become payable in shares of Stock of the Company according to the vesting schedule described below, subject to earlier expiration or termination of the Restricted Stock Units, as provided in this Agreement. Capitalized terms used herein but not defined will have the same meaning as in the Plan. Any reference to “Bank” herein shall refer to Eastern Bank, and any reference to “Employer” shall mean the Company, the Bank or any subsidiary of the Company or the Bank, as applicable.

1. Name of Participant:

2. Date of Grant:

3. Total number of Restricted Stock Units:
(Each Restricted Stock Unit granted is equivalent to the value of one share of the Company’s common stock, $0.01 par value per share (“Stock”))

4. Vesting of Restricted Stock Units.

4.1 General Vesting. Except as otherwise provided in this Agreement, this Restricted Stock Unit first becomes earned in accordance with the vesting schedule specified herein.

Vesting Date	Vested Portion of Award

4.2 Accelerated Vesting Due to Certain Events. Vesting will automatically accelerate pursuant to Sections 2.7 and 4.1 of the Plan, in the event of death, Disability or Involuntary Termination at or following a Change in Control.

In addition, in the event of a Qualifying Retirement (as defined in this Section 4.2), a Participant shall vest in any unvested Restricted Stock Units granted under this Agreement at the time of such Qualifying Retirement.

For these purposes, a Participant has a “Qualifying Retirement” if the Participant retires or otherwise terminates employment (other than due to death, Disability or termination for Cause) after: (i) the later of a Participant’s 60th birthday or the completion of five (5) Years of Service or, if earlier, the date that the Participant has attained age 55 and has completed ten (10) Years of Service; (ii) the Participant gives notice to the Company in the manner set forth in Section 13.6 hereof at least three (3) months prior to retirement that the Participant intends to retire, and (iii) the Participant enters into a noncompete agreement in connection with the termination of employment, in the form provided by the Company (and does not revoke within the seven (7) day revocation period set forth therein). For these purposes, the term “Years of Service” shall mean each 12-month period commencing on the Participant’s initial date of employment and ending on the first annual anniversary of such date and each succeeding annual anniversary, provided that the Participant has been credited with at least 1,000 hours of service in each such period; and provided further that a Participant’s years of service to a predecessor company, prior to its acquisition by the Company may, in the discretion of the Compensation Committee, be counted towards the Participant’s Years of Service. Notwithstanding any other term or provision of this Agreement, a Participant shall not have a Qualifying Retirement with respect to this Award if the Participant retires within one year following the date of grant of this Award.

4.3 Accelerated Vesting at Company Discretion. Notwithstanding any other term or provision of this Agreement, the Board or the Committee shall be authorized, in its sole discretion, based upon its review and evaluation of the circumstances, to accelerate the vesting of any number of the Restricted Stock Units under this Agreement, at such times and upon such terms and conditions as the Board or Committee shall deem advisable, subject to the limitations set forth in Section 2.5 of the Plan pertaining to acceleration within one year of the date of grant.

4.4 Effect of Other Termination of Service on Vesting. Except as provided herein, the Restricted Stock Units subject to this Agreement shall immediately terminate and be automatically forfeited by the Participant to the Company upon the Participant’s Termination of Service for any reason, including without limitation, voluntary termination by the Participant. An Employee who is also a Director shall not be deemed to have terminated Service until both Service as an Employee and Service as a Director have ceased.

4.5 Delivery of Earned Shares Following Vesting Date. Subject to the other terms of this Agreement and the terms of the Plan, any Restricted Stock Units that vest will be paid to the Participant solely in whole shares of Stock (and not in cash, as the Plan permits), generally within ten (10) days following the applicable vesting date, or as soon as practicable after such vesting date, but in any event, within the period ending on the later to occur of the date that is two and one-half months from the end of (i) the Participant’s tax year that includes the applicable vesting date or (ii) the Company's tax year that includes the applicable vesting date.

5. Dividend Equivalent Rights. Pending distribution or forfeiture of the Restricted Stock Units, a bookkeeping account will be credited for the benefit of the Participant with Dividends Equivalent Rights with respect to all cash dividends and Stock dividends, if any, declared on the shares of Stock underlying the Restricted Stock Units. To the extent and at the time that a Restricted Stock Unit vests in the Participant, the Participant shall receive the Dividend Equivalent Rights (and earnings thereon, if any) associated with such Restricted Stock Unit. For the avoidance of doubt, to the extent that a Restricted Stock Unit does not vest or is forfeited, the Dividend Equivalent Rights associated with such Restricted Stock Unit shall be forfeited.

6. Tax Withholding. To the extent applicable, the Company shall collect federal, state and local income taxes and the Employee portion of the Federal Insurance Contributions Act (“FICA”) taxes (i.e., Social Security and Medicare) with respect to the Restricted Stock Units and any Dividend Equivalent Rights on the Restricted Stock Units at the time that both of the following conditions are first satisfied: (i) the underlying Restricted Stock Units vest and (ii) Stock and/or cash is distributed to the Participant. The Company shall satisfy the withholding obligations by withholding a number of whole shares of Stock to be issued in settlement of the vested Restricted Stock Units, the aggregate fair market value of which is equal to or less than the aggregate withholding obligation as determined by the Company and/or the Employer with respect to such Award (fair market value will be determined by reference to the closing price of the Stock on the principal exchange on which the Stock trades (“Exchange”) on the date the withholding obligation arises, or if such date is not a trading day on the Exchange, on the next preceding trading day). The portion of any amount required to be withheld that is not divisible in whole shares of Stock may be withheld from the Participant’s cash wages.

7. Code Section 409A. The Restricted Stock Unit Award and payments made pursuant to this Agreement and the Plan are intended to satisfy the “short-term deferral” rule set forth in Code Section 409A and the regulations of the United States Treasury Department issued thereunder (“Treasury Regulations”). Notwithstanding any other provision in this Agreement or the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement and/or the Plan so that the Restricted Stock Units granted to the Participant qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the Restricted Stock Units shall be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Restricted Stock Units. Nothing in this Agreement or the Plan shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Code Section 409A, including the tax treatment of any amount paid or payable or Award made under this Agreement, and neither the Company nor any of its affiliates shall under any circumstances have any liability to any Participant or his or her estate or any other party for any taxes, penalties or interest imposed under Code Section 409A for any amounts paid or payable under this Agreement.

If this Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Code Section 409A, and if the Participant is a “Specified Employee” (within the meaning set forth Code Section 409A(a)(2)(B)(i)) as of the date of the Participant’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six months thereafter will not be made on the originally scheduled dates and will instead be issued in a lump sum on the date that is six months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth in this Agreement, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of taxation under Code Section 409A. Each installment of shares that vests is a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

8. Restrictions on Transfer. The Restricted Stock Units are not transferable unless and until they have been converted to vested Stock in accordance with this Agreement, other than by will or under the applicable laws of descent and distribution (and then only to the extent that the Restricted Stock Units are shortly thereafter converted to vested Stock in accordance with Section 4.5 hereof). The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant. Any attempt to effect a transfer of any Restricted Stock Unit prior to the date on which the Restricted Stock Unit vests and is converted to vested Stock shall be void ab initio. For purposes of this Agreement, “transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

9. Subject to Company Policies and Restrictions. Notwithstanding any other provision of this Agreement to the contrary, any Restricted Stock Unit granted hereunder or any vested shares of Stock issued upon the settlement of a Restricted Stock Unit, and/or any amount received with respect to any sale of any vested shares, as well as any cash payable in settlement of any Dividend Equivalent Rights received hereunder, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any clawback policy maintained by the Company, any trading policy restrictions and/or any hedging/pledging policy restrictions (the “Policies”). In addition, the Participant agrees and consents to the Company’s application, implementation and enforcement of (a) the Policies and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policies, any similar policy (as applicable to the Participant) or any amendments that may be made from time to time in the future by the Company, in its discretion, without further consent or action being required by the Participant. To the extent that the terms of this Agreement and any of the Policies or any similar policy conflict, then the terms of such policy shall prevail.

10. Undertaking. The Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Restricted Stock Units pursuant to the provisions of this Agreement.

11. No Rights as Shareholder. Except as provided in this Agreement, the Participant will not have dividend, voting or any other rights as a shareholder of the shares of Stock with respect to the Restricted Stock Units. Upon payment of the vested Restricted Stock Units in shares of Stock, the Participant will obtain full dividend, voting and other rights as a shareholder of the Company.

12. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13. Miscellaneous.

13.1 No Rights to Continued Employment or Service. This Agreement and the grant of Restricted Stock Units hereunder shall not confer, or be construed to confer, upon the Participant any right to employment or service, or continued employment or service, with the Company or any subsidiary.

13.2 Modification or Amendment. This Agreement may not be amended or otherwise modified, except as set forth herein or in the Plan, unless evidenced in writing and signed by the Company and the Participant. Notwithstanding the foregoing, this Agreement may be amended by the Committee, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of: (i) conforming the Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A); or (ii) avoiding an accounting treatment resulting from an accounting pronouncement or interpretation thereof issued by the SEC or by the Financial Accounting Standards Board after the grant of this Restricted Stock Unit, which, in the sole discretion of the Committee, may materially and adversely affect the financial condition or results of operations of the Company.

13.3 Headings. Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference. Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

13.4 Interpretation. The Participant accepts the Restricted Stock Units subject to all the terms and provisions and restrictions of this Agreement and the Plan. The undersigned Participant hereby accepts as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under this Agreement or the Plan.

13.5 Governing Law. This Restricted Stock Unit will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. In addition, this Restricted Stock Unit is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any Restricted Stock Unit or fully vested Stock hereunder if the issuance of such Restricted Stock Unit or vested Stock would constitute a violation of any such law, regulation or order or any provision thereof. Notwithstanding anything to the contrary herein, the grant and settlement of Restricted Stock Units hereunder are conditioned upon and subject to compliance with Section 18(k) of the Federal Deposit Insurance Act, 18 U.S.C. 1828(k), and the rules and regulations promulgated thereunder.

13.6 Notices. All written notices and all other written communications to the Company provided for in the Plan or in any Award Agreement, shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile, email or prepaid overnight courier to Kathleen C. Henry, Executive Vice President, General Counsel, Corporate Secretary and Chief Human Resources Officer of the Company at the Company’s principal executive office located at 265 Franklin Street, Boston, Massachusetts 02110, or by facsimile to: 781-596-4540, or by e-mail to: k.henry@easternbank.com.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of the date of grant of this Restricted Stock Unit Award set forth above.

EASTERN BANKSHARES, INC.

By:

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing Restricted Stock Unit Award and agrees to the terms and conditions hereof, including the terms and provisions of the Plan. The undersigned hereby acknowledges receipt of a copy of the Plan and related prospectus.

PARTICIPANT